Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Qwest Communications International Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-30123, 333-40050, 333-50061, 333-56323, 333-61725, 333-65345, 333-74622, 333-84877, 333-87246, 333-91424, 333-111923, and 333-111924) and the registration statement on Form S-3 (333-130426) of Qwest Communications International Inc. of our reports dated February 16, 2006, with respect to the consolidated balance sheets of Qwest Communications International Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related consolidated financial statement schedule, Schedule II— Valuation and Qualifying Accounts, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Qwest Communications International Inc.

Our reports refer to the Company’s adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations as of December 31, 2005 and the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations on January 1, 2003.

KPMG LLP

Denver, Colorado

February 16, 2006